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                                                                   Exhibit 10.29



                                WILLIAM R. CARAPEZZI, JR. 6C316
                                VP - Global Tax & Trade   600 Mountain Avenue
                                                          Murray Hill, NJ  07974
                                                          908-582-8526
                                                          FAX  908-582-4640
March 4, 2002




Agere Systems Inc.
Mr. Gary A. Henningsen, Jr.
2 Oak Way, Room 5NB01
Berkeley Heights, NJ 07922

RE:  Tax Sharing/Certain Restructuring Adjustments

Dear Gary,

This letter confirms the agreement reached between Lucent Technologies Inc. (Lucent) and Agere Systems Inc. (Agere) with respect to the treatment of certain Restructuring Adjustments under the Tax Sharing Agreement ("TSA") by and between Lucent and Agere dated as of February 1, 2001. We have agreed, notwithstanding any provisions of the TSA to the contrary, as follows:

1) The terms of this letter shall apply only to Restructuring Adjustments (as defined in the TSA, except that for the purpose of paragraph 4 of this letter Restructuring Adjustments will include increases in taxes made on amended returns) of federal income tax and state and local income tax relating to transactions undertaken outside the United States in order to restructure Lucent's international holdings in preparation for the Agere spin-off, other than Restructuring Adjustments resulting from the disqualification of any of these transactions as tax-free pursuant to section 355 of the Internal Revenue Code. (Restructuring Adjustments that are the subject of this letter are hereinafter referred to as "Specified Adjustments").

2)       Solely with respect to Specified Adjustments the amount referred to in section 2.3 (a) of the TSA shall be increased to $79 million. In the event of a Specified Adjustment, this $79 million shall be reduced dollar for dollar by the portion, if any, of the $50 million referred to in section 2.3(a) of the TSA that has been or is concurrently used to satisfy Restructuring Adjustments. Similarly, in the event Agere makes a payment relating to a Specified Adjustment, any amount paid in
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         excess of $29 million shall be applied on a dollar for dollar basis to reduce any remaining portion of the $50 million referred to in section 2.3(a) of the TSA.

3) The amount of any Specified Adjustment will be reduced by Correlative Adjustments (as defined in the TSA) due to Lucent's foreign tax credits only when and to the extent that such credits are actually used by Lucent to reduce its federal income tax liability. Such reduction in the amount of a Specified Adjustment will occur even if the credits are utilized after a Final Determination (as defined in the TSA) on the Specified Adjustment is received. In calculating the amount of such Correlative Adjustments, Lucent's foreign tax credits will be considered carried forward from the earliest year eligible until those carry forwards are exhausted and then from the next succeeding year and so on, and foreign tax credits from the same year will be considered utilized pro rata. Any payment to Agere resulting from the utilization of a foreign tax credit that constitutes a Correlative Adjustment after the receipt of a Final Determination with regard to a Specified Adjustment will be promptly paid by Lucent after its utilization of such credit.

4) In event that Lucent disposes of Agere in a manner other than a spin off described in sections 355(a) or 368(a) of the Internal Revenue Code then the Specified Adjustments will be the sole obligation of Lucent.

         Please acknowledge your concurrence with and receipt of this letter by signing and dating in the space provided below.

     Very truly yours,



     William R. Carapezzi, Jr.


     Agreed for
     Agere Systems Inc.



     -------------------------------
     Gary A. Henningsen, Jr.
     Vice President Tax & Tax Counsel